EXHIBIT 18

May 1, 2015

Board of Directors

RPC, Inc.

2801 Buford Highway NE, Suite 520

Atlanta, Georgia 30329

Dear Directors:

We are providing this letter solely for inclusion as an exhibit to RPC, Inc.’s (the "Company") Form 10-Q filing pursuant to Item 601 of Regulation S-K.

As stated in Note 5 to the unaudited condensed consolidated financial statements included in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2015, as a result of a change in estimate related to the useful life of a specific component of the Company’s pressure pumping equipment, the Company has concluded that this component is no longer a long-lived asset, but instead a consumable supply inventory item. Accordingly, the cost of this component is being expensed as repairs and maintenance within cost of revenues at the time of installation. Note 5 also states management’s belief that the change is preferable in the circumstances because it more closely reflects the pattern of consumption of this component as a result of continual increases in the wear and tear experienced by these items due to harsher geological environments.

With regard to the aforementioned accounting change, it should be understood that authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method and, in expressing our concurrence below, we have relied on management’s business planning and judgment and on management’s determination that this change in accounting estimate effected by a change in accounting principle is preferable.

Based on our reading of management’s stated reasons and justification for this change in accounting estimate effected by a change in accounting principle in the Form 10-Q, and our discussions with management as to their judgment about the relevant business planning factors and changing business conditions relating to this change, we concur with management that the newly adopted method of accounting is preferable in the Company’s circumstances.

We have not audited the application of the aforementioned accounting change to the financial statements included in Part I of the Company’s Form 10-Q. We also have not audited any consolidated financial statements of the Company as of any date or for any period subsequent to December 31, 2014. Accordingly, we do not express an opinion on whether the accounting for the change in accounting estimate effected by a change in accounting principle has been properly applied or whether the aforementioned financial statements are fairly presented in conformity with accounting principles generally accepted in the United States of America.

Very truly yours,

/s/ GRANT THORNTON LLP